Exhibit 10.1
FORBEARANCE AGREEMENT, CONSENT AND WAIVER
     This FORBEARANCE AGREEMENT, CONSENT AND WAIVER, dated as of April 11, 2008 (this “Agreement”), by and among TROPICANA ENTERTAINMENT, LLC, a Delaware limited liability company (“Trop Entertainment”), TROPICANA FINANCE CORP. (“Trop Finance”), the undersigned affiliates of Trop Entertainment (each of the foregoing, an “Obligor,” and collectively, the “Obligors”), WILLIAM J. YUNG III (“Yung”), DONNA MORE (“More”), WILMINGTON TRUST COMPANY, as successor Trustee (in such capacity, the “Indenture Trustee”) under that certain Indenture dated as of December 28, 2006 (as the same has been or may be supplemented, the “Indenture”), pursuant to which Trop Entertainment and Trop Finance issued $960,000,000 in principal amount of 9 5/8% Senior Subordinated Notes due 2014 (the “Notes”), and the undersigned holders of the Notes (the “Noteholders”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Indenture.
     WHEREAS, Trop Entertainment is a party to that certain Credit Agreement dated as of January 3, 2007, as the same has been or may be amended (the “Credit Agreement”);
     WHEREAS, Trop Entertainment is a party to that certain Forbearance Agreement, Consent and Waiver, dated as of December 12, 2007 (the “Bank Forbearance Agreement”);
     WHEREAS, on January 28, 2008, the Indenture Trustee issued to the predecessor Trustee under the Indenture and Trop Entertainment a Notice of Substitution of Trustee and to Trop Entertainment a Notice of Default (the “January 28 Notice”), providing notice, inter alia, of a Default under Section 4.06 of the Indenture (the “Section 4.06 Default”);
     WHEREAS, on January 28, 2008, the Indenture Trustee filed its Verified Complaint in the action entitled Wilmington Trust Company, as Indenture Trustee for Tropicana Entertainment, LLC and Tropicana Finance 9 5/8 % Senior Subordinated Notes Due 2014, directly, and derivatively on behalf of Tropicana Entertainment, LLC v. Tropicana Entertainment, LLC et al., C.A. No. 3502-VCN (the “Delaware Action”) in the Chancery Court for the State of Delaware (the “Chancery Court”);
     WHEREAS, on January 29, 2008, the predecessor Trustee under the Indenture notified the Indenture Trustee and Trop Entertainment of its contention that the appointment of the Indenture Trustee as successor trustee was defective since the signing parties did not certify as to their holdings of the Notes and since the letter was not signed by “Holders” of the Notes as required by Section 7.08 of the Indenture, and as a result, the appointment of the Indenture Trustee as successor Trustee under the Indenture was ineffective;
     WHEREAS, on February 19, 2008, the predecessor Trustee under the Indenture notified the Indenture Trustee and Trop Entertainment that on February 15, 2008 it received notice from the Holders of a majority in principal amount of the Notes of the removal of the predecessor Trustee and the appointment of the Indenture Trustee as successor Trustee, and acknowledged that it had been replaced as Trustee under the Indenture by the Indenture Trustee;

     WHEREAS, on February 20, 2008, the Indenture Trustee issued to Tropicana Entertainment, LLC a second Notice of Default providing notice, inter alia, of a Section 4.06 Default, and a Default under Section 4.06 will ripen into an Event of Default on April 20, 2008 (the “Acknowledged Event of Default”);
     WHEREAS, the Obligors have requested that the Indenture Trustee and the Noteholders forbear from exercising their rights and remedies under the Indenture regarding the Acknowledged Event of Default during the period (the “Forbearance Period”) from April 20, 2008, until the earlier to occur of (i) May 15, 2008, (ii) the failure of Brown Rudnick Berlack Israels LLP to receive the Forbearance Fee (as defined herein) prior to 5:00 pm Eastern Daylight Time on May 1, 2008, and (iii) the occurrence of any Termination Event (as defined herein) occurring on or after April 20, 2008 (such earliest date, the “Forbearance Termination Date”), and to make certain other agreements and provide certain consents and waivers in respect of the Indenture as set forth herein; and
     WHEREAS, as an accommodation to the Obligors, and in order to explore a consensual restructuring of the obligations owing under the Indenture and otherwise, the Indenture Trustee and the Noteholders have agreed to the foregoing request, subject in all respects, however, to the terms and conditions set forth in this Agreement;
     NOW THEREFORE, based on these premises, and in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties hereby agree as follows:
     1. Forbearance. All rights and remedies of the Indenture Trustee and the Noteholders in connection with the Section 4.06 Default, the Acknowledged Event of Default, and the occurrence of any of the matters listed on the attached Schedule 1 entitled “Non-Termination Events” (the “Non-Termination Events”) are hereby reserved, and nothing set forth herein or contemplated hereby is intended to be, nor shall be construed as, a waiver or acquiescence to the Section 4.06 Default, the Acknowledged Event of Default, the Non-Termination Events, or any other current or future Default under the Indenture nor constitute or be construed as an agreement by the Indenture Trustee or the Noteholders to forbear from the exercise of any rights and remedies available to them under the Indenture or otherwise, all of which rights and remedies are hereby expressly reserved; provided, however, that except as otherwise specifically provided herein, the Indenture Trustee and the Noteholders shall, during the Forbearance Period, forbear from issuing (i) a Notice of Acceleration with respect to the Acknowledged Event of Default or (ii) a Notice of Acceleration or a Notice of Default with respect to any of the Non-Termination Events, and shall comply with the restrictions on the prosecution of the claims asserted in the Delaware Action as provided for in this Agreement; and provided, further, that the Indenture Trustee and the Noteholders shall be free to exercise any or all of their rights and remedies arising under the Indenture with regard to the Section 4.06 Default, the Acknowledged Event of Default, and the Non-Termination Events at any time after the Forbearance Termination Date.

     2. Termination Event. For purposes hereof, the term “Termination Event” shall mean the existence of any of the following:
(a) the acceleration of the maturity of any obligations under the Credit Agreement or the occurrence of a Default under the Credit Agreement or the Bank Forbearance Agreement that is not timely cured or the subject of a forbearance agreement between Borrowers and Credit Suisse, as Administrative Agent, under the Credit Agreement;
(b) the occurrence of any Default under the Indenture other than (i) the Acknowledged Default or (ii) the occurrence of a Non-Termination Event;
(c) the filing of a bankruptcy case by or against any of the Obligors, other than the filing of an involuntary bankruptcy petition against any of the Obligors by the Indenture Trustee, the Noteholders, or their respective affiliates in the circumstance in which no Termination Event exists;
(d) the revocation, denial, failure to renew or suspension of any license or permit covering any casino or gaming facility of any Obligor by any gaming authority of any jurisdiction, the appointment of a receiver, conservator or similar official with respect to any such gaming facility, or the grant of a power of attorney or issuance of an order, decree or instrument conferring managerial control over any such gaming facility to any person or entity other than an Obligor, excluding any actions taken by the New Jersey Casino Control Commission (the “CCC”) with respect to Adamar of New Jersey, Inc. (“Adamar”) or any of its affiliates or by the Indiana Gaming Commission or its designees with respect to Aztar Indiana Gaming Company LLC or any of its affiliates;
(e) the transfer, sale or disposition of all or substantially all of the assets of any of the Obligors, regardless of whether such transaction is otherwise permitted by the Indenture; provided, however, that the existence as of the Effective Date of any definitive documentation (as the same may be amended from time to time), or entering into any definitive documentation (as the same may be amended from time to time) after the Effective Date, to effect a sale of the Obligors’ businesses located in Atlantic City, Evansville and Vicksburg (the “Pending Sales”) shall not constitute a Termination Event; provided, however, that the Indenture Trustee and the Noteholders reserve, and are free during the effectiveness of this Agreement to pursue their rights with respect to the Obligors’ compliance with the Indenture; and provided further, however, that the Obligors also reserve, and are free during the effectiveness of this Agreement to pursue, their rights under the Indenture, including, but not limited to, responding in a legal proceeding commenced by the Indenture Trusteee or the Noteholders or any other action taken by the Indenture Trustee or the Noteholders pursuant to the previous proviso;
(f) except (i) as may be required by generally accepted accounting principles in the United States, (ii) for actions taken with respect to the Pending Sales, or (iii) for the conduct of the Obligors’ businesses in the ordinary course, in each case, that impact on the Obligors’ net operating loss, tax credits, or the tax basis of the Obligors’ assets, the occurrence of any event (x) giving rise to a change in the classification or treatment of any of the Obligors for federal, state or local tax purposes (including, but not limited to, changes caused by elections or revocations or rescissions of elections), or (y) affecting the tax attributes (including, but not limited to, net operating losses, tax credits, or tax basis in assets) of any of the Obligors;
(g) the sale, transfer, conveyance, or other disposition of, or the incurrence of any lien, security interest, or other encumbrance on, directly or indirectly, (i) any equity in or assets of the Tropicana Resort and Casino in Las Vegas, Nevada, (the “Trop Las Vegas”) or (ii) the ownership interests in such equity or assets, or the execution of any agreement in connection with any such transaction other than a commitment letter in connection with the provision of debtor in possession financing to the Obligors in connection with a chapter 11 bankruptcy case or the use of the cash collateral of the lenders under that certain Credit Agreement, dated as of January 3, 2007 (as amended from time to time), entered into by and among Tropicana Las Vegas Resort and Casino, LLC (f/k/a Wimar LandCo, LLC), a Delaware limited liability company, Tropicana Las Vegas Holdings, LLC (Wimar LandCo Intermediate Holdings, LLC), a Delaware limited liability company, the Lenders (as such term is defined therein), and Credit Suisse, as administrative agent and collateral agent for the Lenders;
(h) the commencement of any legal proceedings in any court or governmental body of competent jurisdiction by or on behalf of any Obligor pursuant to which any legal remedy or relief is sought with respect to, or which would be binding upon, or which would restrict, restrain or enjoin the Indenture Trustee or the Noteholders;
(i) a breach of any of the covenants contained in Section 6 hereof;
(j) any Obligor making a payment to any affiliate of such Obligor that is not itself an Obligor in the form of a dividend or similar payment that is a return on equity, a payment out of the ordinary course of business or a payment not otherwise contemplated by this Agreement; provided, however, that payment of management fees and other ordinary course payments to Obligors or to affiliates of Columbia Sussex shall not be a Termination Event;
(k) the failure to meet the deadline for any of the milestones set forth in the Restructuring Milestones Schedule annexed hereto as Exhibit 1; and
(l) except as otherwise provided herein, any Obligor consummates, or enters into an agreement concerning, a transaction outside of the ordinary course of business, including, without limitation, any transaction involving (i) the sale of assets for an amount greater than $5 million or (ii) the incurrence of any indebtedness for borrowed money in an amount greater than $5 million.
Upon the occurrence of a Termination Event, except for the provisions of Paragraph 6(i) below, which shall survive and remain effective, this Agreement shall terminate without notice and, if such Termination Event occurs during the Forbearance Period, the Indenture Trustee and the Noteholders may at any time thereafter proceed to exercise any and all of their rights and remedies, including without limitation, their rights and remedies in connection with the Acknowledged Event of Default and any other Defaults under the Indenture or rights under this Agreement; provided, however, that, except in the case of a breach of Section 5 hereof, the

Indenture Trustee and/or the Noteholders shall not accelerate the maturity of any obligations under the Indenture on less than 24 hours written notice to counsel to the Obligors.
     3. Representations and Warranties.
          (a) Representations and Warranties of the Obligors. In order to induce the Indenture Trustee and the Noteholders to enter into this Agreement, each of the Obligors makes the following representations and warranties, all of which shall survive the execution and delivery of this Agreement:
               (i) The Obligors have all requisite corporate, partnership or other power and authority to execute, deliver and perform their obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by each Obligor, and does not conflict with, violate or result in a breach of or require any consent under (i) any applicable law or regulation or any of the terms of the charter or by-laws (or equivalent constitutional documents) of the Obligors, or (ii) any agreement or instrument to which any Obligor is a party or to which it or any of its assets is bound or subject; and
               (ii) This Agreement constitutes the legal, valid and binding obligation of the Obligors, enforceable against them in accordance with its terms.
          (b) Representations and Warranties of the Noteholders and Indenture Trustee. In order to induce the Obligors to enter into this Agreement, each of the Indenture Trustee and Noteholders makes the following representations and warranties, all of which shall survive the execution and delivery of this Agreement:
               (i) The Noteholders and Indenture Trustee each have all requisite corporate, partnership or other power and authority to execute, deliver and perform their obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by each Noteholder and the Indenture Trustee, and does not conflict with, violate or result in a breach of or require any consent under (i) any applicable law or regulation or any of the terms of the charter or by-laws (or equivalent constitutional documents) of the Noteholders or the Indenture Trustee, or (ii) any agreement or instrument to which any Noteholder or the Indenture Trustee is a party or to which it or any of its assets is bound or subject; and
               (ii) This Agreement constitutes the legal, valid and binding obligation of the Noteholders and Indenture Trustee, enforceable against them accordance with its terms.
     4. Effectiveness. This Agreement shall only become effective (the “Effective Date”) if and when each of the Obligors, Yung, More, the Indenture Trustee, and each of the Noteholders for which a signature line appears below shall have executed this Agreement, and this Agreement shall remain effective from the Effective Date through the earlier to occur of a Termination Event and the Forbearance Termination Date.
     5. Forbearance Fee. On or before May 1, 2008, the Obligors shall pay or cause to be paid to Brown Rudnick Berlack Israels LLP, on behalf of Noteholders, in immediately available funds, a non-refundable forbearance fee in the amount of (i) $3 million or (ii) such lesser amount as may be agreed to by the Obligors, the Indenture Trustee, and the Noteholders based on an analysis of the Obligors’ financials undertaken in good faith by the Obligors’ and the Noteholders’ respective financial advisors (the “Forbearance Fee”); provided, however, that in the event the Forbearance Fee is not so received by Brown Rudnick Berlack Israels LLP prior to 5:00 pm Eastern Daylight Time on May 1, 2008, this Agreement shall terminate immediately and without notice to the Obligors.
     6. Further Covenants.
          (a) Retention and Payment of Professionals. Concurrent with or prior to the execution of this Agreement, the Obligors shall have entered into agreements providing for the payment of the fees and expenses of Brown Rudnick Berlack Israels LLP, Sills Cummis & Gross P.C., and Jefferies & Company, Inc., in the form and substance attached hereto (collectively, the “Fee Agreements”), and Trop Entertainment shall have paid or caused to be paid the retainers or initial payments due under the Fee Agreements. Trop Entertainment further shall pay or cause to be paid the fees and expenses of (i) a tax advisor to be retained by the Indenture Trustee or the Noteholders at a later date, pursuant to an agreement on terms and conditions acceptable to the Indenture Trustee or the Noteholders, whichever engages such tax advisor, in any event in an amount not to exceed $20,000, and (ii) the Indenture Trustee and its outside counsel, Pryor Cashman LLP, within 30 days of the receipt of invoices from said parties.
          (b) Delaware Litigation. Concurrently with the execution of this Agreement, or as soon as practicable thereafter, Trop Entertainment, Trop Finance, and Aztar Corporation (collectively, the “Trop Defendants”) shall withdraw the Motion for Preliminary Injunctive and Declaratory Relief filed in the Delaware Action. During the Forbearance Period, the Trop Defendants, Yung, More and the Indenture Trustee shall take all necessary steps to stay and continue, without prejudice, all motions, discovery and other proceedings in the Delaware Action and the Trop Defendants shall not seek to enjoin the acceleration of the Notes. All pending discovery demands served by any party in the Delaware Action shall be deemed adjourned, sine die. The parties shall cooperate in the implementation of such continuance.
          (c) Communications Regarding Potential Appeal by Justice Stein. Except as required by applicable law or regulation, from and after the Effective Date (i) without the express written consent of the Indenture Trustee, neither the Obligors nor any of their agents, representatives, attorneys or other professionals, and (ii) without the express written consent of the Obligors, neither the Indenture Trustee and the Noteholders nor any of their agents, representatives, attorneys or other professionals, shall advise, advocate a position, consult with, or (in the case of the Obligors) assist Justice Gary S. Stein (“Justice Stein”) or any of his professionals in connection with any appeal by Justice Stein of the April 2, 2008 CCC ruling (the “April 2 CCC Ruling”) denying Justice Stein’s petition for authorization to reconvey the former assets of Adamar back to Adamar (“Justice Stein’s Petition”) or the decision whether to pursue such an appeal.
          (d) Cooperation. The Obligors shall work together and cooperate with the Noteholders and the Indenture Trustee for the purpose of maximizing the net proceeds of the Pending Sales, which efforts by the Obligors shall include, but not be limited to, consulting with and facilitating input by the Noteholders in connection with (i) discussions with gaming regulators in the state of Indiana regarding the sale of the Casino Aztar in Evansville; and (ii) discussions with Justice Stein or the CCC regarding the sale of the Tropicana Casino and Resort in Atlantic City. Furthermore, the Obligors shall work together and cooperate with the Noteholders and the Indenture Trustee to facilitate a smooth, cooperative and minimally disruptive transition into bankruptcy, which efforts shall include, but not be limited to, involving the Noteholders and the Indenture Trustee, to the extent reasonably possible, in discussions with gaming regulators in advance of a bankruptcy filing by one or more of the Obligors.
          (e) Disclosure. Within three (3) business days after the Effective Date, the Obligors shall provide to the Noteholders and the Indenture Trustee an oral report, to the knowledge of the Obligors, regarding (i) the status of the Obligors’ negotiations with their unions; (ii) any litigation or threatened litigation against any of the Obligors having a potential exposure of $20 million or more; (iii) the existence or status of any regulatory investigations or proceedings concerning any of the Obligors’ gaming licenses; and (iv) the tax liabilities of the Obligors (the “Disclosure Report”). The Obligors shall update the Disclosure Report no less frequently than every five (5) business days with a written report.
          (f) Public Remarks. The Obligors, the Noteholders and the Indenture Trustee shall not make or cause to be made any disparaging public remarks concerning the other or the merits of their respective stated positions in the Delaware Action, the CCC proceedings, or any appeals from the CCC proceedings; provided, however, that, with respect to the merits of such stated positions, they may respond to requests for information or guidance from courts, gaming regulators or other governmental authorities; and provided further that nothing herein shall limit (i) the rights of the Indenture Trustee or the Noteholders to oppose any appeal by Justice Stein of the April 2 CCC Ruling; (ii) in the event Justice Stein shall appeal all or any portion of the April 2 CCC Ruling, the rights of the Indenture Trustee or the Noteholders to pursue an appeal of the CCC’s ruling denying the Indenture Trustee’s request to participate in Justice Stein’s Petition and its denial of the Indenture Trustee’s own petition; (iii) the rights of any party hereto to seek any other relief before the CCC in connection with the sale of the Tropicana Casino and Resort in Atlantic City; or (iv) the rights of any party hereto to take any other action in a court of competent jurisdiction or before any governmental or regulatory body.
          (g) Payment of Indemnity Claim. On the Effective Date, the Obligors shall pay or shall have caused to be paid to Brown Rudnick Berlack Israels LLP $2 million in immediately available funds (the “Indemnity Payment”), which payment shall be made on account, and in full satisfaction, of the Indenture Trustee’s claim for indemnity under the Indenture through the Effective Date.
          (h) Payments to Lenders. None of the Obligors shall make any payment to or for the benefit of the lenders or the Administrative Agent under the Credit Agreement in the form of a consent fee, waiver fee or forbearance fee, or otherwise, except for the payment of regularly scheduled interest payments, without the express written consent of the Indenture Trustee and the Noteholders.
          (i) Venue For Bankruptcy Filing. Notwithstanding the occurrence of a Termination Event or the expiration of the Forbearance Period under the terms of this Agreement, each of the Obligors hereby covenants and agrees that it shall not commence or cause any of the other Obligors to commence a proceeding under the Bankruptcy Code in a jurisdiction other than the United States Bankruptcy Court for the District of Delaware. The parties expressly agree that this covenant shall survive this Agreement and, in the event of its violation, or the filing of an involuntary bankruptcy case against any of the Obligors in another jurisdiction, each of the Obligors specifically agrees that it will not oppose, and will not encourage any other person to oppose, the transfer of jurisdiction over any proceeding under the Bankruptcy Code to the aforementioned jurisdiction.
          (j) Disclosure of Park Cattle Settlement. On the Effective Date, or as soon thereafter as practicable, the Obligors shall publicly disclose the Stipulation for Entry of Judgment Against Tropicana Casinos and Resorts, Inc., f/k/a/ Wimar Tahoe Corporation, Etc. entered into by certain of the Obligors and Park Cattle Co. as of April 2, 2008, in a redacted form agreeable to Park Cattle, the Obligors, the Noteholders and the Indenture Trustee.
          (k) Public Reporting of Agreement. Within three (3) days after the Effective Date, Trop Entertainment shall file or cause to be filed a Form 8-K with the U.S. Securities and Exchange Commission, in form and substance reasonably acceptable to the Indenture Trustee, generally describing the existence of the Agreement and its terms.
          (l) Payment of Management Fees to CS. Obligors shall provide written notice to the Indenture Trustee within three (3) business days after the payment of management fees and any other ordinary course payments to Columbia Sussex Corporation or its non-Obligor affiliates.
     7. Miscellaneous.
          (a) This Agreement may be executed in separate counterparts by the parties hereto, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same agreement.
          (b) This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the laws of the State of New York (without giving effect to the conflict of law principles thereof).
          (c) The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
          (d) Time is of the essence of this Agreement.
          (e) This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior proposals, negotiation, agreements and understandings relating to such subject matter.
          (f) EACH OF THE OBLIGORS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          (g) No failure to exercise nor any delay in exercising, on the part of the Obligors, the Indenture Trustee or the Noteholders, of any right, remedy, power or privilege under the Indenture or otherwise shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege operate as a waiver of any further or complete exercise thereof. No waiver shall be effective unless in writing. No waiver or condonation of any breach on one occasion shall be deemed a waiver or condonation on any other occasion. In addition, the Obligors, the Indenture Trustee and the Noteholders hereby agree that, during the pendency of this Agreement, all statutes of limitation and similar laws, rules and equitable theories with respect to the time in which the Indenture Trustee or any Noteholder, on the one hand, or the Obligors, on the other hand, may bring any claim or action against the other shall be tolled and that the passage of such time shall not otherwise operate to the detriment of the Obligors, the Indenture Trustee or any Noteholder with respect to such rights.
[The remainder of this page is intentionally left blank; signature pages follow]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written, by their respective officers hereunto duly authorized.

WILMINGTON TRUST COMPANY, in its capacity as successor Trustee
By:	/s/ Patrick J. Healy
	Name:	Patrick J. Healy
	Title:	Vice President

TROPICANA ENTERTAINMENT, LLC, for or itself and its direct and indirect subsidiaries that are issuers or guarantors under the 9-5/8% Senior Subordinated Notes Indenture dated as of Dec. 28,2006
By:	/s/ Theodore R. Mitchel
	Name:	Theodore R. Mitchel
	Title:	Vice President / CFO

TROPICANA FINANCE CORP.
By:	/s/ Theodore R. Mitchel
	Name:	Theodore R. Mitchel
	Title:	Vice President / CFO

COLUMBIA VICKSBURG PROPERTIES LLC
By:	/s/ Theodore R. Mitchel
	Name:	Theodore R. Mitchel
	Title:	Vice President / CFO

CP LAUGHLIN REALTY, LLC
By:	/s/ Theodore R. Mitchel
	Name:	Theodore R. Mitchel
	Title:	Vice President / CFO

Agreed and Consented to for the Limited Purposes of Paragraph 6(b) Hereof	WILLIAM J. YUNG
/s/ William J. Yung

Agreed and Consented to for the Limited Purposes of Paragraph 6(b) Hereof	DONNA MORE
/s/ Donna More

[NOTEHOLDER SIGNATURE PAGES]

Exhibit 1
RESTRUCTURING MILESTONES

EVENT	DEADLINE

Due Diligence: Complete responses to all reasonable due diligence requests have been received, provided that the Indenture Trustee’s and the Noteholders’ requests are given with a reasonable amount of time to respond.
April 21, 2008

Executed Term Sheet: The parties have reached agreement on the material terms of a consensual restructuring, with such terms embodied in a signed term sheet, subject only to definitive documentation.	May 15, 2008

Chapter 11 Documents Completed: The parties have completed all documents necessary to effectuate a consensual deal through a pre-negotiated bankruptcy filing, including the Chapter 11 plan and all plan-related documents.
June 6, 2008

Filing of Chapter 11 Case: The Chapter 11 case, including the pre-negotiated plan, is filed.	June 12, 2008

Schedule 1
Non-Termination Events
     The following shall not constitute Termination Events under this Agreement:
     1. The settlement, and terms thereof, between any of the Obligors and Park Cattle Co.; provided, however, that nothing in this Agreement shall limit or otherwise affect the rights of the Indenture Trustee or the Noteholders with respect to such settlement.
     2. A request by any Obligor of waivers or consents from the Administrative Agent and the lenders under the Credit Agreement, or the granting of any such waivers or consents, or the agreement by the Administrative Agent under the Credit Agreement to enter into an amendment of the Bank Forbearance Agreement or an new agreement with respect to forbearance by the Administrative Agent or the lenders under the Credit Agreement in the exercise of their rights thereunder.
     3. Receipt by any Obligor of a qualified or limited scope going concern opinion from its independent CPA firm.
     4. The failure to timely file a Form 10-K with the U.S. Securities and Exchange Commission.